Filed Pursuant to Rule 424(b)(5)

Registration No. 333-266605

AMENDMENT NO. 1 DATED February 13, 2024

to Prospectus dated August 12, 2022

Up to $11,091,100

Common Stock

This Amendment No. 1 to Prospectus (this “Amendment”) amends our prospectus dated August 12, 2022 (the “ATM Prospectus”). This Amendment should be read in conjunction with the ATM Prospectus and the accompanying prospectus dated August 12, 2022 (File No. 333-266605) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus and the Prospectus, and any future amendments or supplements thereto.

We entered into an Open Market Sale AgreementSM with Jefferies LLC (“Jefferies”), dated August 5, 2022 (the “Sales Agreement’), relating to shares of our common stock, par value $0.01 per share, offered pursuant to the ATM Prospectus and the Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $75,000,000 from time to time through Jefferies acting as our sales agent. As of February 12, 2024, we have offered and sold no shares of our common stock pursuant to the Sales Agreement. Consequently, up to $75,000,000 remains available under the Sales Agreement.

Our common stock is listed on the Nasdaq Global Market under the symbol “CADL.”

On March 30, 2023, the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, we became subject to the offering limits in General Instruction I.B.6 of Form S-3. We are filing this Amendment to amend the ATM Prospectus to update the amount of shares of our common stock we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. The aggregate market value of our outstanding common stock held by non-affiliates, also known as our public float, is $33,273,302, based on 22,331,075 shares of our outstanding common stock held by non-affiliates as of February 9, 2024 and a price of $1.49 per share, the closing price of our common stock on January 4, 2024, which is within 60 days of the date of this Amendment. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares of our common stock pursuant to the ATM Prospectus and the Prospectus, as amended by this Amendment, with a value of more than one-third of our public float in any 12-month period, so long as our public float is less than $75,000,000. As of the date of this Amendment, we have not offered and sold any shares of our common stock pursuant to General Instruction I.B.6 to Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

As a result of these limitations and the current public float of our common stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $11,091,100 from time to time through Jefferies. If our public float increases above $75,000,000 such that we may sell additional amounts under the Sales Agreement, the ATM Prospectus and the Prospectus, we will file another amendment to the ATM Prospectus prior to making additional sales in excess of $11,091,100.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-6 of the ATM Prospectus and in the Prospectus and the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the ATM Prospectus or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

The date of this Amendment No. 1 to ATM Prospectus is February 13, 2024.